Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0269 Dated November 16, 2000      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Senior Medium-Term Notes, Series H


Principal Amount:                                 $  25,000,000.00
Issue Price:                       100.000%       $  25,000,000.00
Commission or Discount:              1.00%        $     250,000.00
Proceeds to Corporation:            99.00%        $  24,750,000.00

Agent:                   Morgan Stanley Dean Witter & Co., as Principal

Original Issue Date:     November 27, 2000

Stated Maturity Date:    November 27, 2040

Cusip #:                 06050M-AZ-0

Form:                    Book entry only

Interest Rate:           Floating

Daycount Convention:     Actual/360

Base rate:               LIBOR Telerate Page 3750

Index maturity:          90 days

Spread:                  - 10.0 bps

Initial Interest Rate:   To be determined on November 23, 2000

Interest Reset Period:   Quarterly, commencing on February 27, 2001

Interest Reset Dates:    The 27th of each February, May, August and November

Interest Determination
  Date:                  Two London banking days preceding the Interest
                          Reset Date

Interest Payment Dates:  The 27 of each February, May, August and November, commencing February 27, 2001

May the Notes be redeemed by the corporation
     prior to maturity?                                     No

May the notes be repaid prior to maturity at
     the option of the holder?                              Yes (See Below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Corporation and Trustee.

                       Repayment Date                 Put Price
                ----------------------------        --------------
                   November 27, 2010                  99.00%
                   November 27, 2013                  99.25%
                   November 27, 2016                  99.50%
                   November 27, 2019                  99.75%
                   November 27, 2022 and on each     100.00%
                     third anniversary thereafter
                     to the Stated Maturity Date


Discount Note?                                                          No